Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Quarter and Year Ended December 31, 2012

WELLESLEY, Mass.--(BUSINESS WIRE)--February 7, 2013--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”) reported net income of $681,000 for the quarter ended December 31, 2012, compared to net income of $519,000 for the same period in 2011. Earnings per share for the quarter ended December 31, 2012 were $0.31, basic and fully diluted. The Bank completed its mutual-to-stock conversion (the “Conversion”) and the Company’s public offering on January 25, 2012. Accordingly, the 2011 results reflect the Bank on a consolidated basis and do not include the Company which was not an operating company during 2011. In addition, earnings per share information is not presented for periods where the shares were not outstanding for the entire period. For the year ended December 31, 2012, the Company reported net income of $1.1 million, compared to net income of $2.0 million in 2011. The 2012 results reflect a one-time $1.8 million pre-tax contribution ($1.1 million after-tax) to the Wellesley Bank Charitable Foundation (“Foundation”) formed in connection with the Conversion.

Net Income

With respect to the quarter ended December 31, 2012, net income increased $162,000, or 31.3%, compared to the quarter ended December 31, 2011. Net interest income increased 16.6% to $3.1 million for the quarter ended December 31, 2012 from $2.7 million in the comparable 2011 period. The increase was largely due to higher levels of interest income from growth in our loan portfolio, partially offset by higher interest expense as we increased our balances of Federal Home Loan Bank (FHLB) advances, which funded a portion of our loan growth. Deposit costs declined slightly due to the generally lower interest rate environment. The net interest margin was 3.50% for the 2012 quarter, compared to 3.84% for the 2011 quarter as funding costs declined more slowly than earning asset yields in the period.

For the quarter ended December 31, 2012, noninterest income increased $251,000, or 167.3%, as gains on sales of loans increased $156,000 and wealth management fees increased $58,000, as compared to 2011. Noninterest expense increased $448,000 to $2.3 million, compared to $1.8 million for the comparable 2011 period. Salaries and employee benefits were $1.4 million for the quarter ended December 31, 2012, compared to $1.1 million recorded for the 2011 period. In the 2011 period, we incurred $183,000 of expense in connection with funding a defined benefit plan that was terminated effective November 1, 2011. In 2012, we implemented an employee stock ownership plan (“ESOP”) in connection with the Conversion and adopted an equity incentive plan in August 2012. Costs associated with these plans totaled $177,000 in the quarter ended December 31, 2012. Additional salaries and employee benefits were incurred in 2012 due to additional branch staff, lending staff, and wealth management personnel, as compared to the 2011 period. Occupancy and equipment expense increased $76,000 to $328,000 for the quarter ended December 31, 2012, compared to $252,000 in 2011. This increase primarily resulted from rent increases and costs associated with our new Wellesley Lower Falls branch that opened in April 2012.

For the year ended December 31, 2012, the decrease in net income as compared to the year ended December 31, 2011, totaled $906,000, and reflects the one-time $1.1 million after-tax contribution to the Foundation. Exclusive of this contribution, pre-tax earnings were $3.4 million for the year ended December 31, 2012, an increase of 8.9% compared to $3.1 million of pre-tax income for the year ended December 31, 2011. The provision for loan losses declined to $550,000 for the year ended December 31, 2012 as compared to $900,000 in the comparable 2011 period, as certain impaired loans have been favorably addressed during the 2012 period leading to a reduction in related specific reserves.

Net interest income increased 12.5% to $11.5 million for the year ended December 31, 2012 from $10.3 million in the comparable 2011 period. The increase was largely due to higher levels of loan and investment income, reflecting growth in each of these portfolios. Interest expense has declined as we replaced our balances of higher cost FHLB advances and higher cost deposits with less costly, longer-term FHLB advances and lower cost deposits. The net interest margin was 3.63% for the year ended December 31, 2012, compared to 3.94% for the comparable 2011 period as funding costs declined more slowly than earning asset yields in the period.

For the year ended December 31, 2012, noninterest income increased $433,000 to $930,000, compared to $497,000 for the comparable 2011 period as wealth management fees increased $122,000, or 111.9%, and gains on sales of loans increased $218,000. Noninterest expense, exclusive of the contribution to the Foundation, increased $1.8 million to $8.5 million for year ended December 31, 2012, as compared to $6.7 million for the 2011 period. Salaries and employee benefits were $4.9 million for the year ended December 31, 2012, as compared to $4.2 million in 2011, due principally to our new branch and additional personnel added in connection with our wealth management subsidiary and the expansion of our lending activities. Occupancy and equipment expense increased $418,000 to $1.3 million for the year ended December 31, 2012, compared to $862,000 in 2011. These increases primarily resulted from rent increases and costs associated with our new branch. Professional service fees, included in other general and administrative expense, increased $281,000 in 2012 to $586,000, as compared to 2011, in support of legal, regulatory and other matters related to operating as a public company.

Balance Sheet Growth

Total assets were $376.0 million at December 31, 2012, representing an increase of $72.9 million compared to December 31, 2011. The increase was primarily attributable to loan growth throughout the year. As of December 31, 2011, funds received in connection with the Company’s public offering, in the amount of $19.7 million, were held in a segregated account at the Bank pending completion of the stock offering. A portion of these funds resulted from the transfer of deposit funds within the Bank. These funds were exchanged for stock in the newly formed Company, and are reflected in the stockholders’ equity section of the balance sheet at December 31, 2012.

Net loans increased $72.2 million at December 31, 2012, as compared to December 31, 2011. Residential mortgage loans increased $50.3 million, primarily due to growth in our adjustable-rate mortgage portfolio. Commercial real estate loans increased $8.3 million to $80.2 million at December 31, 2012, as compared to $71.9 million at December 31, 2011, while construction loans increased $8.9 million to $48.2 million in the same period.

Deposits increased $52.8 million to $298.1 million at December 31, 2012. The increase was partly attributable to an increase in demand deposits of $8.3 million, an increase of $9.7 million in NOW account balances and an increase in savings account balances of $13.8 million. The increase in NOW account balances was primarily due to the introduction of a corporate sweep account which replaced a short-term borrowing arrangement with corporate customers. FHLB advances increased $24.0 million to $31.5 million as we partially funded loan growth by extending the maturities of these advances in a low rate environment.

Thomas J. Fontaine, President and Chief Executive Officer, said, “We are very pleased that the fourth quarter of 2012 continued the loan and deposit growth we have experienced this year. We are especially pleased with our residential real estate loan production, and the deposit growth generated through our new branch in Wellesley Lower Falls.”

Stockholders’ equity increased $22.2 million to $45.0 million, or 12.0% of total assets as of December 31, 2012, due to the infusion of capital from the Conversion, net of conversion costs. At December 31, 2011, the Bank’s ratio of surplus to total assets was 7.5%.

About Wellesley Bancorp

The Company is the holding company for Wellesley Bank, a community-oriented financial institution offering traditional financial services, including retail and commercial banking products, and investment management services to customers in Middlesex, Norfolk and Suffolk counties of eastern Massachusetts through its executive office and three full service offices located in Wellesley, Massachusetts. Wellesley Bank was established in 1911 as a Massachusetts-chartered cooperative bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company’s summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$18,218	$33,524

Certificates of deposit	600	100
Securities available for sale, at fair value	39,256	36,088
Federal Home Loan Bank of Boston stock, at cost	2,005	1,930
Loans held for sale	9,130	---

Loans	297,935	225,273
Less allowance for loan losses	(3,844)	(3,396)
Loans, net	294,091	221,877

Bank-owned life insurance	6,385	4,208
Premises and equipment, net	2,044	1,168
Other assets	4,319	4,253

Total assets	$376,048	$303,148

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$39,044	$31,017
Interest-bearing	259,015	214,229
	298,059	245,246

Short-term borrowings	---	7,059
Long-term debt	31,500	7,500
Stock subscriptions	---	19,666
Accrued expenses and other liabilities	1,518	946
Total liabilities	331,077	280,417

Stockholders’ equity	44,971	22,731

Total liabilities and stockholders’ equity	$376,048	$303,148

The Company’s summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Interest and dividend income:
Interest and fees on loans and loans held for sale	$3,531	$3,052	$13,085	$12,053
Other interest and dividend income	233	244	1,035	911
Total interest and dividend income	3,764	3,296	14,120	12,964
Interest expense	671	644	2,578	2,703
Net interest income	3,093	2,652	11,542	10,261
Provision for loan losses	150	150	550	900
Net interest income, after provision for loan losses	2,943	2,502	10,992	9,361

Total noninterest income	401	150	930	497

Noninterest expenses:
Salaries and employee benefits	1,355	1,095	4,927	4,230
Occupancy and equipment	328	252	1,280	862
Contributions	1	22	1,802	26
Other general and administrative	593	460	2,290	1,595
Total noninterest expenses	2,277	1,829	10,299	6,713

Income before income taxes	1,067	823	1,623	3,145
Provision for income taxes	386	304	524	1,140

Net income	$681	$519	$1,099	$2,005

Other Data:
Earnings per share (basic and diluted)	$0.31	N/A	N/A	N/A
Return on average assets	0.75%	0.73%	0.33%	0.74%
Return on average equity	6.07%	9.38%	2.61%	9.39%
Net interest margin	3.50%	3.84%	3.63%	3.94%

N/A = Not applicable

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer